Exhibit 99.1

NEWS - FOR IMMEDIATE RELEASE	NYSE American: GORO

GOLD RESOURCE CORPORATION REPORTS FINANCIAL RESULTS

FOR THE THIRD QUARTER OF 2024

Denver, Colorado – November 5, 2024 – Gold Resource Corporation (NYSE American: GORO) (the “Company”) is pleased to announce its third quarter operational results from its Don David Gold Mine (“DDGM”) near Oaxaca, Mexico, and a corporate update on its other activities.

2024 Q3 Summary include:

●	Produced and sold 1,357 ounces of gold and 181,434 ounces of silver
●	Produced and sold 1,473 tonnes of zinc, 98 tonnes of copper, and 467 tonnes of lead
●	Working capital of $6.1 million and cash balance of $1.4 million at September 30, 2024

Don David Gold Mine:

●	In the third quarter of 2024, the Don David Gold Mine (“DDGM”) in Mexico produced and sold a total of 3,526 gold equivalent (“AuEq”) ounces, comprised of 1,357 gold ounces and 181,434 silver ounces at an average sales price per ounce of $2,561 and $30.61, respectively.
●	Beginning in the third quarter, the DDGM underground diamond drilling program progressed positively with two drill rigs in operation. Until the new drill stations are developed to further test the Three Sisters system, the focus of the drilling strategically shifted to infill the northwest extension of the Arista vein system, targeting the Marena North, Santa Cecilia, and Splay 31 veins to further define, expand, and upgrade the Mineral Resources in this area. To preserve cash, the infill drilling was suspended on August 1, 2024 . The grade control drilling continued as planned during the third quarter, focusing on maximizing the potential economic returns of the mineralization scheduled for future production in both the Arista and Switchback vein systems.
●	There were no lost time incidents during the quarter, resulting in a “zero” year-to-date Lost Time Injury Frequency Rate (“LTIFR”) safety record. Safety is paramount for the Company. The Company strives to continue its excellent track record each quarter and seeks to improve safety measures, awareness, and training on an ongoing basis.
●	DDGM submitted a tax refund request for the 2023 overpaid taxes for approximately $3.8 million (or $76 million pesos). This amount is expected to be refunded in 2025.

Corporate and Financial:

●	Gold Resource Corporation and its subsidiaries (“we,” “our,” “us,” or the “Company”) has $6.1 million in working capital and $1.4 million in cash as of September 30, 2024.
●	Net loss was $10.5 million or $0.11 per share for the quarter, which was mainly attributable to the decrease in net sales because the Company’s production was significantly impacted by the lack of availability of critical mining equipment and the lack of multiple faces to mine, in addition to the unfavorable weather conditions impacting the mining and processing operations.
●	Total cash cost after co-product credits for the quarter was $3,560 per AuEq ounce, and total all-in sustaining cost (“AISC”) after co-product credits for the quarter was $5,072 per AuEq ounce. (See Item 2—Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Measures for a reconciliation of non-GAAP measures to applicable GAAP measures).

Liquidity Update:

Tonnes and grade, with respect to the Company’s mining operations at DDGM, have declined during 2024 and are below budget, especially in the third quarter. There are several factors that caused these declines. The Company has encountered significant issues with equipment availability due to the age and condition of some of the critical mining equipment in use at the mine. Due to the continued challenges with equipment availability and the decreased cash due to prior production shortfalls, the Company has not been able to maintain its projected timeline for development of future production zones. As a result, the Company is currently mining only one face at a time in areas that are accessible. The current lack of other available production zones has placed additional pressure on the Company’s ability to achieve its production estimates, as any problems encountered at the current production zone cannot be offset by producing elsewhere in the mine. In addition, the mill also experienced some mechanical issues and wet ore handling difficulties due to unusually high rain fall that resulted in lower throughput and a production shortfall. To minimize the mechanical issues and return the mine to a cash positive position, capital is necessary to replace some of the mining fleet and upgrade the mill.

The Company believes that the mine has significant potential to generate positive cash flow based on the information to date from the new areas of the Three Sisters, as well as other areas that have been discovered near the existing mining zones. In order to develop access and better define these new areas, an investment must be made in the equipment and mine plan. Without the addition of these areas to the life-of-mine plan, the Company does not believe that the mine will generate sufficient free cash flow in the near term.

The Company’s inability to achieve its production estimates have created a substantial doubt about its ability to continue as a going concern. The Company currently anticipates that it will require approximately $7 million to obtain additional mining equipment and mill upgrades. These amounts include approximately $2.5 million in upgrades at the mill, including approximately $1.0 million to install a new filter to increase capacity in the filter plant and approximately $0.7 million to obtain a spare ball gear. These investments also include approximately $4.5 million in mining equipment to replace old or inefficient equipment, including underground loaders, bolters, and drills. The Company also expects to require approximately $8 million in working capital in order to fund the initial development to access the Three Sisters and Splay 31 systems, although not all of this capital will be required immediately. Due to the 2024 production challenges described above, the Company does not believe that the mine will generate sufficient cashflow to fund these improvements. The Company is evaluating various financing options in order to fund this development in the near term.

If the Company is unable to obtain this additional capital and successfully develop these new mining areas, the continued operation of the mine may not be possible beyond November 2024. If continued operation of the mine is not possible, the Company may be compelled to place the mine on “care and maintenance” status, which would likely trigger significant severance and other costs which the Company may not be able to pay

2024 Capital and Exploration Investment Summary

	For the nine months ended September 30, 2024		2024 full year guidance
	2024	2023

Sustaining Investments:
Underground Development	$3,812	$3,464
Other Sustaining Capital	2,711	1,485
Infill Drilling	977	3,315
Surface and Underground Exploration Development & Other	65	1,131
Subtotal of Sustaining Investments:	7,565	9,395	$8.8 - 11.0 million
Growth Investments:
DDGM growth:
Surface Exploration / Other	1,812	2,058
Underground Exploration Drilling	38	1,916
Underground Exploration Development	-	356
Back Forty growth:
Back Forty Project Optimization & Permitting	549	1,265
Subtotal of Growth Investments:	2,399	5,595	$3.2 - 5.2 million
Total Capital and Exploration:	$9,964	$14,990	$12.0 - 16.2 million

Trending Highlights

	2023				2024
	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Operating Data
Total tonnes milled	117,781	113,510	116,626	111,254	98,889	93,687	83,690
Average Grade	-
Gold (g/t)	2.33	1.59	1.52	1.44	1.89	1.27	0.54
Silver (g/t)	94	86	73	85	88	102	83
Copper (%)	0.37	0.37	0.32	0.39	0.37	0.26	0.19
Lead (%)	1.73	1.64	1.29	1.39	1.25	1.00	1.01
Zinc (%)	3.88	3.72	3.24	2.95	2.82	2.59	2.63
Metal production (before payable metal deductions)
Gold (ozs.)	7,171	4,637	4,443	4,077	4,757	2,947	944
Silver (ozs.)	322,676	289,816	247,159	282,487	251,707	263,023	194,525
Copper (tonnes)	336	334	276	341	280	181	93
Lead (tonnes)	1,559	1,389	1,048	1,072	812	616	576
Zinc (tonnes)	3,837	3,569	3,223	2,884	2,310	2,020	1,741
Metal produced and sold
Gold (ozs.)	6,508	4,287	3,982	3,757	3,557	2,724	1,357
Silver (ozs.)	294,815	274,257	208,905	258,252	216,535	234,560	181,434
Copper (tonnes)	332	327	245	327	264	197	98
Lead (tonnes)	1,417	1,317	947	820	667	491	467
Zinc (tonnes)	3,060	3,141	2,571	2,182	1,682	1,771	1,473
Average metal prices realized
Gold ($ per oz.)	$ 1,915	$ 2,010	$ 1,934	$ 1,985	$ 2,094	$ 2,465	$ 2,561
Silver ($ per oz.)	$ 23.04	$ 24.93	$ 23.61	$ 23.14	$ 23.29	$ 30.49	$ 30.61
Copper ($ per tonne)	$ 9,172	$ 8,397	$ 8,185	$ 8,205	$ 8,546	$ 10,428	$ 8,832
Lead ($ per tonne)	$ 2,158	$ 2,153	$ 2,196	$ 2,122	$ 1,977	$ 2,235	$ 2,065
Zinc ($ per tonne)	$ 3,195	$ 2,485	$ 2,195	$ 2,516	$ 2,483	$ 2,871	$ 2,854
Gold equivalent ounces sold
Gold Ounces	6,508	4,287	3,982	3,757	3,557	2,724	1,357
Gold Equivalent Ounces from Silver	3,547	3,402	2,550	3,011	2,408	2,901	2,169
Total AuEq oz	10,055	7,689	6,532	6,768	5,965	5,625	3,526
Financial Data
Total sales, net (in thousands)	$ 31,228	$ 24,807	$ 20,552	$ 21,141	$ 18,702	$ 20,782	$ 13,272
Production Costs (in thousands)	$ 19,850	$ 20,302	$ 18,957	$ 17,034	$ 16,108	$ 17,768	$ 17,198
Production Costs/Tonnes Milled	$ 169	$ 179	$ 163	$ 153	$ 163	$ 190	$ 205
Operating Cash Flows (in thousands)	$ 1,024	($ 551)	($ 7,475)	$ 1,783	$ 1,482	($ 63)	($ 3,372)
Net loss (in thousands)	($ 1,035)	($ 4,584)	($ 7,341)	($ 3,057)	($ 4,021)	($ 27,734)	($ 10,495)
Loss per share - basic	($ 0.01)	($ 0.05)	($ 0.08)	($ 0.03)	($ 0.05)	($ 0.30)	($ 0.11)

Q3 2024 Conference Call

The Company has elected to forego hosting a Q3 2024 conference call.

About GRC:

Gold Resource Corporation is a gold and silver producer, developer, and explorer with its operations centered on the Don David Gold Mine in Oaxaca, Mexico. Under the direction of an experienced board and senior leadership team, the Company’s focus is to unlock the significant upside potential of its existing infrastructure and large land position surrounding the mine in Oaxaca, Mexico and to develop the Back Forty Project in Michigan, USA. For more information, please visit the Company’s website, located at www.goldresourcecorp.com.

Forward-Looking Statements:

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. When used in this press release, the words “plan,” “target,” “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, (i) the Company’s anticipated near-term capital needs and potential sources of capital and (ii) the Company’s ability to continue to operate the Don David Gold Mine in the absence of additional capital. All forward-looking statements in this press release are based upon information available to Gold Resource Corporation as of the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company’s actual results could differ materially from those discussed in this press release. Also, there can be no assurance that production will continue at any specific rate. Forward-looking statements are subject to risks and uncertainties, including the ability of the Company to obtain additional capital on favorable terms or at all, production levels of the DDGM, possibility of lower than anticipated revenue or higher than anticipated costs at the Don David Gold Mine, volatility in commodity prices, and declines in general economic conditions. Additional risks related to the Company may be found in the periodic and current reports filed with the Securities and Exchange Commission by the Company, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, which are available on the SEC’s website at www.sec.gov.

For further information, please contact:

Chet Holyoak

Chief Financial Officer

Chet.holyoak@grc-usa.com

www.GoldResourceCorp.com